UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Planet Fitness, Inc.

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PLANET FITNESS, INC.

26 Fox Run Road

Newington, NH 03801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

The 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Planet Fitness, Inc. (“the Company”) will be held at the offices of Ropes & Gray LLP, 800 Boylston Street, Boston, MA 02199 at 2:30 p.m. Eastern Time on May 9, 2017, for the following purposes:

1.	Elect the two director nominees named in the Proxy Statement to serve until the 2020 annual meeting of stockholders;

2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2017; and

3.	Transact such other business as may properly come before the meeting or any adjournment thereof.

These proposals are more fully described in the Proxy Statement accompanying this Notice.

March 15, 2017 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A list of stockholders as of the record date will be available for stockholder inspection at the headquarters of the Company, 26 Fox Run Road, Newington, New Hampshire 03801, during ordinary business hours, from April 28, 2017 to the date of the Annual Meeting. The list will also be available for inspection at the Annual Meeting. Your vote is important. Whether or not you expect to attend the Annual Meeting, we encourage you to vote by Internet, by telephone or by completing, signing and dating your printable proxy card and returning it as soon as possible. If you are voting by Internet or by telephone, please follow the instructions on your proxy card. If you attend the Annual Meeting and vote in person, your proxy will not be used.

If you need assistance voting your shares, please call Investor Relations at (203) 682-8200 or send an e-mail to investor@planetfitness.com.

At the Annual Meeting, you will have an opportunity to ask questions about the Company and its operations. You may attend the Annual Meeting and vote your shares in person, even if you previously voted by the Internet, by telephone or returned your proxy card. Your proxy (including a proxy granted by the Internet or by telephone) may be revoked by sending in another signed proxy card with a later date, sending a letter revoking your proxy to the Company’s Secretary in Newington, New Hampshire, voting again by Internet or telephone, or attending the Annual Meeting and voting in person.

We look forward to seeing you. Thank you for your ongoing support of and interest in Planet Fitness, Inc.

By Order of the Board of Directors,

/s/ Richard Moore
Richard L. Moore Chief Administrative Officer, General Counsel and Secretary

March 30, 2017

Important notice regarding the internet availability of proxy materials for the stockholders meeting to be held on May 9, 2017. Stockholders may access, view and download the 2017 Proxy Statement and the 2016 Annual Report at www.proxyvote.com.

PLANET FITNESS, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

May 9, 2017

INTRODUCTION

This Proxy Statement provides information for stockholders of Planet Fitness, Inc. (“we,” “us,” “our,” “Planet Fitness” and the “Company”), as part of the solicitation of proxies by the Company and its board of directors (the “Board”) from holders of the outstanding shares of the Company’s common stock, par value $0.0001 per share, for use at the Company’s annual meeting of stockholders to be held at the offices of Ropes & Gray LLP, 800 Boylston Street, Boston, MA 02199 at 2:30 p.m. Eastern Time on May 9, 2017, and at any adjournments or postponements thereof (the “Annual Meeting”).

At the Annual Meeting, stockholders will be asked to vote either directly or by proxy on the following matters discussed herein:

1.	Elect the two director nominees named in this Proxy Statement to serve until the 2020 annual meeting of stockholders;

2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2017; and

3.	Transact such other business as may properly come before the meeting or any adjournment thereof.

A Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including this Proxy Statement and our 2016 Annual Report on Form 10-K, is being mailed to stockholders on or about March 30, 2017. The Notice also provides instructions on how to vote over the internet or by mail. If you receive a Notice by mail, you will not receive printed and mailed proxy materials unless you specifically request them.

Explanatory Note

We are an emerging growth company, as defined in Section 2(a)(19) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (2) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We could be an emerging growth company for up to another three years, although circumstances could cause us to lose that status earlier, including if the market value of our Class A common stock held by non-affiliates exceeds $700.0 million as of the end of the second fiscal quarter in any fiscal year before that time or if we have total annual gross revenues of $1.0 billion or more during any fiscal year before that time, in which case we would no longer be an emerging growth company as of the following fiscal year end, or if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time we would cease to be an emerging growth company immediately.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Although we encourage you to read the enclosed Proxy Statement in its entirety, we include this Q&A section to provide some background information and brief answers to several questions you might have about the Annual Meeting.

Why are we providing these materials?

Our Board is providing these materials to you in connection with our Annual Meeting, which will take place on Tuesday, May 9, 2017 at the offices of Ropes & Gray LLP, 800 Boylston Street, Boston, MA 02199 beginning at 2:30 p.m. Eastern Time. Stockholders are invited to participate in the Annual Meeting and are requested to vote on the proposals described herein.

What information is contained in this Proxy Statement?

This Proxy Statement contains information relating to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and most highly paid officers, and other required information.

What proposals will be voted on at the Annual Meeting?

There are two proposals scheduled to be voted on at the Annual Meeting:

•	Election of the two director nominees named in this Proxy Statement to serve until the 2020 annual meeting of stockholders; and

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2017.

We will also consider other business that properly comes before the Annual Meeting.

What shares can I vote?

You may vote all shares of common stock that you owned as of the close of business on the record date, March 15, 2017. You may cast one vote per share, including shares (i) held directly in your name as the stockholder of record and (ii) held for you as the beneficial owner through a stockbroker, bank, or other nominee. The proxy card will indicate the number of shares.

As of March 15, 2017, there were 72,432,901 shares of Class A common stock outstanding and 26,065,822 shares of Class B common stock outstanding, all of which are entitled to be voted at the Annual Meeting.

A list of stockholders will be available at our headquarters at 26 Fox Run Road, Newington, New Hampshire 03801 for a period of at least ten days prior to the Annual Meeting and at the Annual Meeting itself for examination by any stockholder.

What is the difference between being a stockholder of record and a beneficial owner?

Many of our stockholders hold their shares through stockbrokers, banks, or other nominees, rather than directly in their own names. As summarized below, there are some differences between being a stockholder of record and a beneficial owner.

Stockholder of record: If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals named on the proxy card or to vote at the Annual Meeting.

Beneficial owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or other nominee, who is considered to be the stockholder of record. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your nominee authorizing you to do so. Your nominee has sent you instructions on how to direct the nominee’s vote. You may vote by following those instructions and the instructions on the Notice.

How do I vote by proxy?

If you properly cast your vote by either voting your proxy via the Internet, by telephone or by executing and returning the proxy card, and if your vote is not subsequently revoked by you, your vote will be voted in accordance with your instructions. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board. If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.

If any other matter is presented, your proxy will vote in accordance with the proxy holders’ best judgment. At the time we printed this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.

How does the Board recommend that I vote?

The Board recommends that you vote your shares “FOR” the election of the Board’s nominees and “FOR” the ratification of the appointment of KPMG LLP.

May my broker vote for me?

Under the rules of the Financial Industry Regulatory Authority, if your broker holds your shares in street name, the broker may vote your shares on routine matters even if it does not receive instructions from you. At the Annual Meeting your broker may, without instructions from you, vote on Proposal 2, but not on any of the other proposals.

What are abstentions and broker non-votes?

An abstention represents the action by a stockholder to refrain from voting “for” or “against” a proposal. “Broker non-votes” represent votes that could have been cast on a particular matter by a broker, as a stockholder of record, but that were not cast because the broker (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares or (ii) had discretionary voting authority but nevertheless refrained from voting on the matter.

Can I change my vote or revoke my proxy?

Yes, you may change your vote after you send in your proxy card or vote your shares via the Internet or by telephone by following these procedures:

•	Entering a new vote online;

•	Entering a new vote by telephone;

•	Signing and returning a new proxy card bearing a later date, which will automatically revoke your earlier proxy instructions; or

•	Attending the Annual Meeting and voting in person.

What constitutes a quorum for the Annual Meeting?

The presence at the meeting, in person or by proxy, of the holders of common stock representing a majority of the combined voting power of the outstanding shares of stock on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, there were 72,432,901 shares of Class A common stock outstanding and 26,065,822 shares of Class B common stock outstanding, all of which are entitled to be voted at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

What vote is required to approve the election of directors (Proposal 1)?

Director nominees are elected by plurality vote. Therefore, if you do not vote for a nominee, or you “withhold authority to vote” for a nominee, your vote will not count either “for” or “against” the nominee. Broker non-votes will have no effect on the outcome of Proposal 1.

What vote is required to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm (Proposal 2)?

A majority of the votes cast on the proposal at the 2017 Annual Meeting is required to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm. Abstentions and broker non-votes will have no effect on the outcome of Proposal 2.

What is a proxy holder?

We are designating Dorvin Lively, our Chief Financial Officer, and Richard Moore, our Chief Administrative Officer, General Counsel and Secretary, to hold and vote all properly-tendered proxies (except votes “withheld”). If you have indicated a vote, they will vote accordingly. If you have left a vote blank, they will vote as the Board recommends. While we do not expect any other business to come up for a vote, if it does, they will vote in their discretion. If a director nominee is unwilling or unable to serve, the proxy holders will vote in their discretion for an alternative nominee.

What does it mean if I receive more than one Notice?

You may receive more than one Notice, if, for example, you hold your shares in multiple brokerage accounts. You must vote based on the instructions in each Notice separately.

How are votes counted?

Broadridge Financial Solutions, Inc. has been appointed to be the inspector of elections, to act at the meeting, to make a written report thereof, to take charge of the polls, and to make a certificate of the result of the vote taken. We will publish final vote counts within four business days on a Current Report on Form 8-K.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within the Company or to third parties, except as necessary (i) to meet applicable legal requirements, (ii) to allow for tabulation and certification of the vote, and (iii) to facilitate successful proxy solicitation by the Board.

Who pays for costs relating to the proxy materials and Annual Meeting of stockholders?

The costs of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the enclosed Annual Report and proxy card, along with the cost of posting the proxy materials on a website, are to be borne by us. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile and other electronic means. They will receive no compensation in addition to their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in doing so.

Who should I call if I have any questions?

If you have any questions about the Annual Meeting, voting or your ownership of our common stock, please call us at (203) 682-8200 or send an e-mail to investor@planetfitness.com.

PROPOSAL 1:

Election of Directors

Our business operates under the direction of our Board, which currently consists of eight directors. In accordance with our Restated Certificate of Incorporation, our Board consists of three classes of approximately equal size: Classes I, II, and III, with terms expiring in 2019, 2017, and 2018, respectively. Stephen Spinelli, Jr., David Berg, and Edward Wong are the Class II directors whose terms expire at the Company’s 2017 Annual Meeting of stockholders. Our Board has nominated, and stockholders are being asked to reelect, Dr. Spinelli and Mr. Berg, for three-year terms expiring at our 2020 annual meeting of stockholders. Pursuant to a stockholders agreement with TSG Consumer Partners, LLC (“TSG”), discussed under “Corporate Governance” below, Mr. Wong submitted a letter of resignation to the Board on November 21, 2016, which the Board accepted effective upon the conclusion of the Annual Meeting. If elected, the nominees will each hold office until our 2020 annual meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation, or removal.

Each of the two nominees currently serves as a director of the Company. The Board is not aware of any nominee who will be unable or unwilling to serve as a director if elected at the Annual Meeting. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting. Information relating to each nominee for election as director and for each continuing director, including his period of service as a director of the Company, principal occupation and other biographical material is shown later in this Proxy Statement.

The Board recommends a vote FOR the election of each of the nominees as director.

BOARD OF DIRECTORS

The following table sets forth the name, age, and position as of March 15, 2017, of individuals who currently serve as directors on our Board.

Name	Age	Position
Chris Rondeau	44	Chief Executive Officer and Director
Frances Rathke	56	Director
Charles Esserman	58	Director
Pierre LeComte	44	Director
Michael Layman	34	Director
Edward Wong	34	Director
Stephen Spinelli, Jr.	62	Director
David Berg	55	Director

Class I—Directors with Terms Expiring in 2019

Charles Esserman has served on our Board since November 2012. Mr. Esserman serves as Chief Executive Officer of TSG, of which he is a founder. He has over 25 years of private equity investment experience and, together with the partners of TSG, built one of the first consumer-focused private equity funds in the United States. Mr. Esserman helps oversee current and prospective portfolio investments for TSG and is Chair of TSG’s Investment Committee. Prior to TSG, Mr. Esserman was with Bain & Company, a management consulting company. He is currently a member of the Board of Trust of Vanderbilt University. Mr. Esserman received his Bachelor’s Degree in computer science engineering from the Massachusetts Institute of Technology and an MBA from Stanford, where he was an Arjay Miller Scholar. Because of his experience in portfolio investments and consumer brands, we believe Mr. Esserman is well qualified to serve on our Board.

Pierre LeComte has served on our Board since November 2012. Mr. LeComte has served as a Managing Director of TSG since 2009 and is a member of TSG’s Investment Committee. Mr. LeComte was formerly with Bain & Company, where he led strategic diligence teams in the private equity practice and worked across consumer and retail sectors. Prior to joining Bain, Mr. LeComte worked in brand management with Yahoo! and the Nabisco Biscuit Company, and was a consumer goods and retail consultant with the New England Consulting Group. Mr. LeComte was previously a director of Yard House Restaurants, overseeing its rapid growth from a regional chain to a national brand now owned by Darden Restaurants. Mr. LeComte received his Bachelor’s Degree in Economics from the Wharton School at the University of Pennsylvania and an M.B.A. from the Kellogg Graduate School of Management at Northwestern University. Because of his extensive experience in brand management and retail concepts, we believe Mr. LeComte is well qualified to serve on our Board.

Michael Layman has served on our Board since March 2015. Mr. Layman has served in multiple roles at TSG since 2009, including most recently as a Managing Director, and is responsible for conducting due diligence for new business opportunities, structuring transactions and working with TSG’s partner companies across consumer and retail industries. Prior to joining TSG, Mr. Layman was an investment banker with Jefferies & Company, where he worked on a variety of advisory and capital markets transactions for restaurant companies, including franchisors. Prior to Jefferies, Mr. Layman was an investment banker with Wachovia Securities, covering the restaurant and retail industries. He received his Bachelor of Science in Accountancy, summa cum laude, from the WP Carey School of Business at Arizona State University. Because of his experience with consumer brands and franchisors, we believe Mr. Layman is well qualified to serve on our Board.

Class II—Directors with Terms Expiring in 2017

Edward Wong has served on our Board since November 2012. Mr. Wong has served in multiple roles at TSG since 2011, including most recently as Senior Vice President. At TSG, Mr. Wong works with its partner companies and is involved in the origination, structuring and due diligence of new investment opportunities. Prior to joining TSG, Mr. Wong was with Falconhead Capital, a private equity fund focused on investing in the consumer, retail and media sectors. Prior to Falconhead, Mr. Wong was an investment banker at Citigroup, where he was focused on advising clients on mergers and acquisitions and capital markets transactions in the consumer and retail industries. Mr. Wong received his Bachelor of Business Administration, with high distinction, from The Ross School of Business at the University of Michigan. Because of his experience in consumer brands, we believe Mr. Wong is well qualified to serve on our Board.

Stephen Spinelli, Jr. has served on our Board since January 2012. He currently serves as President of Philadelphia University, a position he has held since June of 2007. Dr. Spinelli co-founded Jiffy Lube International, Inc. in 1979 under the leadership of his college football coach. Three years later, Dr. Spinelli became a franchisee and remained a director of the Company. He grew to become Jiffy Lube’s largest franchisee. Dr. Spinelli has also previously served as Chief Executive Officer of the American Oil Change Corporation. He received his Ph.D. in economics from The Management School, Imperial College, University of London, his M.B.A. from Babson College and his Bachelor’s Degree in Economics from McDaniel College. Because of his experience in franchising and as an entrepreneur, we believe Dr. Spinelli is well qualified to serve on our Board.

David Berg has served on our Board since September 2015. He most recently served as Chief Executive Officer of Carlson Hospitality Group from May 1, 2015 until February 1, 2017, where he led the Carlson corporate center and managed the global hotel business. Mr. Berg previously served as Chief Executive Officer and Chief Customer Service Officer for the fastest growing reseller of Verizon services. Mr. Berg also served as Executive Vice President and President of Outback Steakhouse International, overseeing more than 200 restaurants in 20 countries. Additionally, Mr. Berg served as Chief Operating Officer of GNC. Prior to that, he was Executive Vice President and Chief Operating Officer of Best Buy International. Mr. Berg currently serves on the board of directors for the Miller Retailing Center at the University of Florida and for PODS Enterprises Inc. and PODS Inc. He received a Bachelor of Arts degree in economics from Emory University and a law degree, with honors, from the University of Florida College of Law. Because of his experience in consumer brands, we believe Mr. Berg is well qualified to serve on our Board.

Class III—Directors with Terms Expiring in 2018

Chris Rondeau has served as our Chief Executive Officer since January 2013. He previously served as our Chief Operating Officer since 2003. Mr. Rondeau joined Planet Fitness in 1993, one year after our original founders, Michael and Marc Grondahl, started the Company in 1992. Throughout the years, he has played a critical role working side by side with them to develop and refine the unique, low-cost/high-value business model and lean operating system that we believe revolutionized both the fitness and franchising industry. Because of his leadership experience, role as Chief Executive Officer and history with Planet Fitness, we believe Mr. Rondeau is well qualified to serve on our Board.

Frances Rathke has served on our Board since August 2016. Ms. Rathke previously served as Chief Financial Officer and treasurer of Keurig Green Mountain, Inc. for 12 years, where she was responsible for leading the Company’s finance organization, overseeing $1.5 billion in acquisitions and playing a leading role in capital raises and strategic investments. Prior to Keurig, she was interim Chief Financial Officer for Wild Oats Markets, Inc. Prior to her role at Wild Oats, Ms. Rathke served as Chief Financial Officer and secretary for 11 years at Ben & Jerry’s Homemade, Inc. where she oversaw the company’s overall financial plans, policies and procedures, after serving there as controller. Ms. Rathke is a current member of the Board of Directors of Green Mountain Power Corporation and the Flynn Center for Performing Arts. She received a Bachelor of Science degree in Accounting from the School of Business at the University of Vermont. Because of her experience in consumer brands and her financial expertise, we believe Ms. Rathke is well qualified to serve on our Board.

CORPORATE GOVERNANCE

Board Composition and Director Independence

Our business and affairs are managed under the direction of the Board. Our Restated Certificate of Incorporation provides that our Board shall consist of at least three directors but not more than 15 directors and that the number of directors may be fixed from time to time by resolution of our Board. Our Board is divided into three classes, as follows:

•	Class I, which consists of Charles Esserman, Pierre LeComte and Michael Layman. The terms of Messrs. Esserman and LeComte will continue until our 2019 annual meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation or removal. Mr. Layman submitted a letter of resignation to the Board on March 14, 2017 pursuant to the stockholders agreement with TSG, which the Board has accepted effective upon conclusion of the Annual Meeting;

•	Class II, which consists of Edward Wong, David Berg and Stephen Spinelli, Jr. The terms of Dr. Spinelli and Mr. Berg will continue until the Annual Meeting and a successor is duly elected and qualified or until earlier death, resignation or removal. Mr. Wong submitted a letter of resignation to the Board on November 21, 2016 pursuant to the stockholders agreement with TSG, which the Board has accepted effective upon conclusion of the Annual Meeting; and

•	Class III, which consists of Frances Rathke and Chris Rondeau, whose terms will continue until our 2018 annual meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation or removal.

Messrs. Esserman, LeComte, Layman and Wong were designated for nomination as directors by TSG. Upon the expiration of the initial term of office for each class of directors, each director in such class shall be elected for a term of three years and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office.

We are party to a stockholders agreement with investment funds affiliated with TSG governing their nomination rights with respect to our Board. Under the agreement, we are required to take all necessary action to cause the Board to include individuals designated by TSG in the slate of nominees recommended by the Board for election by our stockholders, as follows:

•	for so long as TSG owns at least 50% of the shares of our Class A and Class B common stock held by TSG prior to the completion of our initial public offering (“IPO”) in 2015, TSG will be entitled to (i) designate four individuals for nomination and (ii) request to expand the size of the Board and fill resulting vacancies such that TSG nominees comprise a majority of our Board;

•	for so long as TSG owns less than 50% but at least 25% of the shares of our Class A and Class B common stock held by TSG prior to the completion of our IPO, TSG will be entitled to designate three individuals for nomination;

•	for so long as TSG owns less than 25% but at least 10% of the shares of our Class A and Class B common stock held by TSG prior to the completion of our IPO, TSG will be entitled to designate two individuals for nomination; and

•	for so long as TSG owns less than 10% but at least 5% of the shares of our Class A and Class B common stock held by TSG prior to the completion of our IPO, TSG will be entitled to designate one individual for nomination.

As of the date hereof, TSG owns less than 25% but more than 10% of the shares of our Class A and Class B common stock held by TSG prior to the completion of our IPO. Additionally, TSG has the exclusive right to remove its designees and to fill vacancies created by the removal or resignation of its designees, and we are required to take all necessary action to cause such removals and fill such vacancies at the request of TSG.

Following our September 2016 secondary offering, TSG ceased to own a majority of the voting power of our outstanding Class A common stock. As a result, we are no longer a “controlled company” within the meaning of the NYSE corporate governance standards. Because we are no longer a “controlled company,” we no longer avail ourselves of the exemptions afforded such companies under the NYSE corporate governance standards. We have complied with and intend to continue to comply with the requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules of the NYSE related to corporate governance standards. See “—Board Meetings, Attendance and Committees” below.

Our Board has determined that Dr. Spinelli, Ms. Rathke, Mr. Berg, Mr. Esserman, Mr. LeComte, Mr. Layman and Mr. Wong qualify as independent directors under the rules of the NYSE. In making this determination, the Board considered the relationships that Dr. Spinelli, Ms. Rathke, Mr. Berg, Mr. Esserman, Mr. LeComte, Mr. Layman and Mr. Wong have with our Company and all other facts and circumstances that the Board deemed relevant in determining their independence, including ownership interests in us.

Board of Directors Leadership Structure

We have not designated a chairman or a lead director of the Board. The independent members of the Board have periodically reviewed the Board’s leadership structure and have determined that the Company and our stockholders are well served with this structure.

Board Meetings, Attendance and Committees

Our Board met nine times during 2016. All directors attended at least 75% of the meetings of the Board and meetings of the board committees on which they served, with the exception of Mr. Berg, who attended five Board meetings, and Mr. Wong, who did not attend the one nominating and governance committee meeting held in 2016. The Board also approved certain actions by unanimous written consent.

It is our policy that our directors attend annual meetings of stockholders. All directors attended the 2016 Annual Meeting of Stockholders.

Our Board has three standing committees: the audit committee; the compensation committee; and the nominating and corporate governance committee. Each of the committees operates under its own written charter adopted by the Board, each of which is available on our website at www.planetfitness.com. Under our stockholders agreement, TSG has the right to appoint a director to serve on each of our committees (other than the audit committee), subject to the rules of the Securities and Exchange Commission (the “SEC”) and the NYSE.

Audit Committee

Our audit committee consists of Dr. Spinelli, Mr. Berg and Ms. Rathke, with Dr. Spinelli serving as chairman of the committee. Our audit committee has determined that each of Dr. Spinelli, Mr. Berg and Ms. Rathke meet the definition of “independent director” under the rules of the NYSE and under Rule 10A-3 under the Exchange Act. Our audit committee met seven times during 2016.

None of our audit committee members simultaneously serves on the audit committees of more than three public companies, including ours. Our Board has determined that each of Dr. Spinelli, Mr. Berg and Ms. Rathke is an “audit committee financial expert” within the meaning of the SEC’s regulations and applicable listing standards of the NYSE. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing the adequacy of our internal control over financial reporting;

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•	recommending, based upon the audit committee’s review and discussions with management and the independent registered public accounting firm, the inclusion of our audited financial statements in our Annual Report on Form 10-K;

•	reviewing and assessing the adequacy of the committee charter and submitting any changes to the Board for approval;

•	monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the audit committee report required by the rules of the SEC to be included in this Proxy Statement; and

•	reviewing and discussing with management and our independent registered public accounting firm our earnings releases.

Compensation Committee

Our compensation committee consists of Messrs. Berg, Layman and LeComte, with Mr. LeComte serving as chairman of the committee. Our compensation committee met four times during 2016. Our Board has determined that each of Messrs. Berg, Layman and LeComte meet the definition of an “independent director” under Section 303A.02 of the NYSE corporate governance standards and under the Exchange Act. The compensation committee has the authority to delegate to subcommittees of the compensation committee any of the responsibilities of the full committee and executive officers of the Company such responsibilities of the full committee as may be permitted by applicable laws and in accordance with NYSE rules. The compensation committee’s responsibilities include:

•	determining and approving the compensation of our Chief Executive Officer, including annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, and evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives;

•	reviewing and approving the corporate goals and objectives relevant to the compensation of our other executive officers;

•	reviewing and approving the compensation of our other executive officers;

•	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;

•	conducting the independence assessment outlined in the rules of the NYSE with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;

•	reviewing and assessing the adequacy of the committee charter and submitting any changes to the Board for approval;

•	reviewing and establishing our overall management compensation philosophy and policy;

•	overseeing and administering our equity compensation and similar plans;

•	reviewing and approving our policies and procedures for the grant of equity-based awards and granting equity awards;

•	reviewing and making recommendations to the Board with respect to director compensation; and

•	reviewing and discussing with management the compensation discussion and analysis to be included in this Proxy Statement or Annual Report on Form 10-K.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Esserman, LeComte and Wong, with Mr. Esserman serving as chairman of the committee. Our nominating and corporate governance committee met one time during 2016. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the Board criteria for board and committee membership;

•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

•	identifying individuals qualified to become members of the Board;

•	recommending to the Board the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the Board a set of corporate governance principles;

•	articulating to each director what is expected, including reference to the corporate governance principles and directors’ duties and responsibilities;

•	reviewing and recommending to the Board practices and policies with respect to directors;

•	reviewing and recommending to the Board the functions, duties and compositions of the committees of the Board;

•	reviewing and assessing the adequacy of the committee charter and submitting any changes to the Board for approval;

•	provide for new director orientation and continuing education for existing directors on a periodic basis;

•	performing an evaluation of the performance of the committee; and

•	overseeing the evaluation of the Board and management.

Board Oversight of Risk Management

While the full Board has the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our audit committee oversees management of enterprise risks as well as financial risks, and is responsible for overseeing the review and approval of related party transactions. Our compensation committee oversees the management of risks relating to our executive compensation plans and arrangements and the incentives created by the compensation awards it administers. Our nominating and corporate governance committee oversees risks associated with corporate governance, business conduct and ethics. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the Board and its committees.

Compensation Committee Interlocks and Insider Participation

Messrs. Berg, Layman and LeComte have not at any time during the prior three years been one of our officers or employees. None of our executive officers currently serve, or in the past fiscal year have served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee. For a description of transactions between us and members of our compensation committee and affiliates of such members, see “Certain Relationships and Related Party Transactions.”

Code of Conduct

We have adopted a code of conduct that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. The code of conduct is available on our website at www.planetfitness.com. If we make any substantive amendments to the Code of Conduct or grant any waiver, including any implicit waiver, from a provision of the Code of Conduct affecting our directors or executive officers, we will disclose the nature of such amendment or waiver on that website or in a Current Report on Form 8-K.

Director Nomination Process

The Nominating and Corporate Governance Committee recommends, and the Board nominates, candidates to stand for election as directors. Stockholders may also nominate persons to be elected as directors in accordance with our bylaws and applicable law, as described under “Additional Information—Requirements for Stockholder Proposals.”

Communications with Directors

Stockholders and other interested parties wishing to communicate directly with our Board or individual directors may do so by writing to the Board or such individual c/o the Corporate Secretary, Planet Fitness, Inc., 26 Fox Run Road, Newington, New Hampshire 03801. The Secretary will forward such communications to the Board or individual at or prior to the next meeting of the Board. The Secretary will not forward any communication determined in his good faith belief to be frivolous, unduly hostile, threatening or similarly unsuitable.

PROPOSAL 2:

Ratification of Independent Registered Public Accounting Firm

We are asking our stockholders to ratify the audit committee of our Board’s appointment of KPMG LLP (“KPMG”), as our independent registered public accounting firm for 2017. KPMG served as our independent registered public accounting firm in 2016.

SEC and NYSE regulations require our audit committee to engage, retain, and supervise our independent registered public accounting firm. Our audit committee annually reviews our independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. Although stockholder ratification is not required, we are submitting our selection of KPMG as our independent registered public accounting firm as a matter of good corporate governance.

We expect that representatives of KPMG will be present at the meeting, that the representatives will have the opportunity to make a statement if they so desire, and that they will be available to respond to appropriate questions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to the audit committee charter, the audit committee is responsible for the oversight of our accounting, reporting and financial practices. The audit committee has the responsibility to select, appoint, engage, oversee, retain, evaluate and terminate our external auditors; pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to us by our external auditors; and establish the fees and other compensation to be paid to our external auditors. The audit committee has pre-approved all audit and permitted non-audit services provided by KPMG.

Principal Accountant Fees and Services

The following sets forth fees billed by KPMG, for the audit of our annual financial statements and other services rendered:

	Year ended December 31,
	2016	2015
Audit Fees (1)	$1,403,240	$1,892,602
Tax Fees (2)	1,515,730	2,153,795

Total	$2,918,970	$4,046,397

(1)	Includes fees for audits of our annual financial statements, reviews of the related quarterly financial statements and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements, including reviews of documents filed with the SEC.

(2)	Tax fees relate to professional services rendered for tax compliance, tax return review and preparation and related tax advice.

The Board recommends a vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2017.

EXECUTIVE COMPENSATION

This section describes the compensation awarded to, earned by, or paid to our Chief Executive Officer, Christopher Rondeau, and our two most highly compensated executive officers (other than Mr. Rondeau), our Chief Financial Officer, Dorvin Lively, and our Chief Administrative Officer and General Counsel, Richard Moore, who collectively are referred to in this Proxy Statement as our “named executive officers”. Our compensation committee oversees our executive compensation program and is responsible for approving the nature and amount of the compensation paid to our executive officers, and administering our equity compensation plans and awards. Our Board generally has been responsible for approving, after receiving the recommendation or approval of our compensation committee with respect to, equity awards to our executive officers in order to qualify these awards as exempt awards under Section 16 of the Exchange Act.

Summary Compensation Table

The following table sets forth information concerning the compensation awarded or paid to our named executive officers for fiscal 2016 and 2015.

Name and Principal Position	Year	Salary($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation($) (2)	All Other Compensation ($) (3)	Total($)
Christopher Rondeau	2016	$585,102	$1,000,000	$867,125	$45,224	$2,497,451
Chief Executive Officer	2015	519,315	—	500,000	33,823	1,053,138

Dorvin Lively	2016	461,164	—	279,106	39,663	779,933
Chief Financial Officer	2015	467,308	—	225,000	46,582	738,890

Richard Moore	2016	304,962	—	184,264	32,010	521,236
Chief Administrative Officer and General Counsel	2015	303,062	—	150,000	30,892	483,954

(1)	Amounts represent the aggregate grant date fair value of a stock option award granted to Mr. Rondeau during 2016, determined in accordance with ASC Topic 718. The underlying valuation assumptions are discussed in Note 13 to our consolidated financial statements for the year ended December 31, 2016, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. These amounts do not reflect actual amounts that may be paid to or realized by the named executive officer and exclude the effect of estimated forfeitures. No other named executive officer received equity-based awards during 2016.
(2)	Amounts represent annual bonuses earned by our named executive officers under our annual bonus program, as described below.
(3)	Amounts shown in the “All Other Compensation” column for 2016 include the items set forth in the table below, as applicable to each named executive officer.

Name	401(k) company match contributions (1)	Tax equalization payments (2)	Specialized accounting services fees reimbursed (3)	Payment of accrued vacation time (4)	Total
Christopher Rondeau	$10,600	$22,009	$3,000	$9,615	$45,224
Dorvin Lively	10,600	17,409	3,000	8,654	39,663
Richard Moore	10,308	12,933	3,000	5,769	32,010

(1)	Represents our matching contributions to the Planet Fitness 401(k) Plan, which is a broad-based tax-qualified defined contribution plan for our U.S.-based employees.
(2)	Represents certain tax equalization payments made to our named executive officers to offset self-employment and other additional taxes incurred with respect to 2016 compensation as a result of their being treated as partners rather than employees for U.S. tax purposes.
(3)	Represents the reimbursement of fees related to accounting services.
(4)	Represents the payment of accrued but unused vacation time.

Narrative to summary compensation table

2016 base salaries

Each of our named executive officers is paid a base salary reflecting his skill set, experience, role and responsibilities. The base salary of each of our named executive officers is set forth in his employment agreement (described below under “—Agreements with our named executive officers—Base salaries and performance bonus opportunities”) and is subject to adjustment by our Board or our compensation committee. Our Board increased Mr. Rondeau’s base salary during 2016 and again in 2017, as described below. Messrs. Lively and Moore also received increases in their base salaries in 2016, as described below.

2016 performance bonuses

In 2016, each of our named executive officers was eligible to earn a cash bonus under our cash bonus program based on the achievement of key corporate financial and strategic goals. Pursuant to their employment agreements, the target amount of each named executive officer’s cash bonus is set as a percentage of his base salary. For 2016, the target bonus amount was set at 120% of base salary for Mr. Rondeau and 50% of base salary for each of Messrs. Lively and Moore.

Following the commencement of 2016, after consultation with management, our compensation committee established the corporate performance goals for our 2016 cash bonus program, each having a designated weighting. These corporate performance goals included corporate same store sales, franchise same store sales, club openings and earnings before interest, taxes, depreciation and amortization. Each performance goal had a threshold, target and maximum level of achievement and related payout.

The actual amount earned by each named executive officer under our 2016 cash bonus program was determined by our compensation committee based on the level of achievement of these goals. The actual amount of the bonuses earned by our named executive officers for 2016 is set forth above in the summary compensation table in the column entitled “Non-Equity Incentive Plan Compensation.”

Agreements with our named executive officers

Each of our named executive officers entered into an amended and restated employment agreement with both us and Pla-Fit Holdings in connection with our IPO. The terms of the employment agreements, as so amended, are reflected below.

Base salaries and performance bonus opportunities

Pursuant to his amended employment agreement, Mr. Rondeau was originally entitled to an annual base salary of $500,000, which is subject to increase by our Board or our compensation committee and which has subsequently been increased. Mr. Rondeau is also eligible to earn an annual cash bonus, with a target of 120% of his annual base salary, based upon the achievement of performance goals determined by our Board or our compensation committee. In May 2016, our Board approved an increase in Mr. Rondeau’s base salary from $500,000 to $600,000. Our Board subsequently approved an increase in Mr. Rondeau’s base salary from $600,000 to $700,000 in March 2017.

Pursuant to his amended employment agreement, Mr. Lively was originally entitled to an annual base salary of $450,000, which is subject to adjustment by our Board or our compensation committee. Mr. Lively is also eligible to earn an annual cash bonus, with a target of 50% of his annual base salary, based upon the achievement of performance goals determined by our Board or our compensation committee. Mr. Lively’s base salary increased from $450,000 to $463,500 in March 2016.

Pursuant to his amended employment agreement, Mr. Moore was originally entitled to an annual base salary of $300,000, which is subject to increase by our Board or our compensation committee. Mr. Moore is also eligible to earn an annual cash bonus, with a target of 50% of his annual base salary, based upon the achievement of performance goals determined by our Board or our compensation committee. Mr. Moore’s base salary increased from $300,000 to $306,000 in March 2016.

Restrictive covenants

Pursuant to their respective employment agreements, our named executive officers are bound by certain restrictive covenants, including covenants relating to confidentiality and assignment of intellectual property rights, as well as covenants not to compete with us or to solicit our customers, prospective customers, employees or other service providers during employment and for a period of time (Mr. Rondeau, one year; and Messrs. Lively and Moore, two years) following termination of employment.

Severance

Each employment agreement provides for severance upon a termination of employment by us without cause or the named executive officer for good reason, in each case, conditioned on the named executive officer’s timely and effective execution of a separation agreement provided by us containing a release of claims and other customary terms and continued performance of the restrictive covenants described above. Messrs. Rondeau and Lively are each entitled to severance consisting of twelve months, and Mr. Moore to six months, of continued base salary, payable in the form of salary continuation. Mr. Rondeau is also entitled to a prorated annual cash bonus for the year of termination based on actual performance and any unvested stock options or other unvested equity awards held by Mr. Rondeau that would have vested during the calendar year of his termination will vest upon such termination of employment. Mr. Moore is also entitled to an amount equal to the Company’s monthly share of the premium payments for his participation in the Company’s group health insurance plans for a period of six months following termination.

Equity-based compensation

Mr. Rondeau received a grant of 170,000 options to purchase shares of our Class A common stock in 2016, under the Planet Fitness, Inc. 2015 Omnibus Plan. These options were granted with an exercise price equal to the closing price of a share of our Class A common stock on the date of grant and vest in equal installments on each of the first four anniversaries of the date of grant, generally subject to Mr. Rondeau’s continued employment through each such vesting date. Messrs. Lively and Moore hold unvested units in Pla-Fit Holdings (“Holdings”), as described below under “Holdings Units”.

Employee benefits and perquisites

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including medical and dental benefits, life insurance benefits and short-term and long-term disability insurance. Our named executive officers participate in these plans on the same basis as other eligible employees. We do not maintain any supplemental health or welfare plans for our named executive officers.

We also provide our named executive officers, together with other key employees, with certain additional limited benefits. The value of these benefits is included above in the “All Other Compensation” column of the summary compensation table.

Use of Compensation Consultants

The Company engaged Seabury Human Capital (“Seabury”) in 2016. As a part of their engagement, Seabury was asked to assist in the development of a peer set for measuring relative compensation, assist in determining market compensation for the executive team members, and provide guidance on establishing a long-term incentive plan for employees (including vesting, timing of grants and types of awards).

Retirement Plans

All of our named executive officers are eligible to participate in our 401(k) Plan, a broad-based retirement plan in which generally all of our full-time U.S.-based employees are eligible to participate. Under our 401(k) Plan, employees are permitted to defer their annual eligible compensation, subject to the limits imposed by the Internal Revenue Code, and the Company makes a fully vested matching contribution of 100% of employee contributions up to the first 3% of compensation, plus 50% of employee contributions up to the next 2% of compensation. We do not maintain any qualified or non-qualified defined benefit plans or supplemental executive retirement plans that cover our named executive officers.

Holdings Units

Prior to our IPO, in 2013, Messrs. Lively and Moore were granted Class M Units under the Pla-Fit Holdings 2013 Equity Incentive Plan. In connection with our IPO, all of the outstanding vested and unvested Class M Units in Pla-Fit Holdings were converted into an amount of vested and unvested membership interests (the “Holdings Units”), respectively. Each unvested Holdings Unit continues to vest based on the vesting schedule of the outstanding unvested Class M Unit for which it was exchanged. Pursuant to the terms of their award agreements, 20% of the Class M Units held by Messrs. Lively and Moore vested upon the completion of our IPO. In connection with the restructuring transactions occurring at the time of our IPO, each holder of a Holdings Unit also received a corresponding share of our Class B common stock. Each holder can exchange his or her Holdings Units, along with a corresponding number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one basis. To the extent Holdings Units do not vest in accordance with their terms, the corresponding shares of Class B common stock will be forfeited.

Outstanding Equity Awards at 2016 Year-end

The following table shows the number of unvested Holdings Unit awards held by our named executive officers as of December 31, 2016.

Name	Exercisable Options	Unexercisable Options	Option Price($)	Option Expiration Date	Number of unvested Holdings Units	Market value of unvested Holdings Units ($) (4)
Christopher Rondeau (1)	—	170,000	$17.08	May 16, 2026	—	$—
Dorvin Lively (2)	—	—	—	—	450,544	9,055,934
Richard Moore (3)	—	—	—	—	158,994	3,195,779

(1)	Mr. Rondeau does not hold any unvested Holdings Units.
(2)	Mr. Lively was granted 157.895 Class M Units on August 13, 2013, which were converted into 1,407,950 Holdings Units in connection with our IPO. Eighty percent of the Holdings Units held by Mr. Lively vest in equal installments on each of July 24, 2014, 2015, 2016, 2017 and 2018, subject to his continued employment, and 20% of the Class M Units vested in connection with the completion of our IPO. Any unvested awards will vest in full upon a sale of the Company, subject to Mr. Lively’s continued employment.
(3)	Mr. Moore was granted 105.263 Class M Units on April 30, 2013, which were converted into 993,711 Holdings Units in connection with our IPO, as described above. Eighty percent of the Holdings Units held by Mr. Moore vest in equal installments on each of November 8, 2013, 2014, 2015, 2016 and 2017, subject to his continued employment, and 20% of the Class M Units vested in connection with the completion of our IPO. Any unvested awards will vest in full upon a sale of the Company, subject to Mr. Moore’s continued employment.
(4)	The amounts reported in this column equal the number of Holdings Units that, once vested, may be exchanged (along with a corresponding number of shares of our Class B common stock) for shares of our Class A common stock on a one-for-one basis multiplied by $20.10, which was the per share closing price of a share of our Class A common stock on December 30, 2016, the last business day of 2016.

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation of our non-employee directors for their services during 2016. Directors who are affiliated with TSG do not receive compensation for their service as directors. Mr. Rondeau receives no additional compensation for his service as a director, and, consequently, is not included in this table. The compensation received by Mr. Rondeau as an employee during 2016 is reflected in the section titled “—Summary Compensation Table” above.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($) (1)	Total($)
David Berg	$50,000	$—	$50,000
Stephen Spinelli, Jr.	65,000	—	65,000
Marc Grondahl (2)	—	—	—
Charles Esserman (3)	—	—	—
Michael Layman (3)	—	—	—
Pierre LeComte (3)	—	—	—
Edward Wong (3)	—	—	—
Frances Rathke	20,330	49,992	70,322

(1)	For Ms. Rathke, represents the grant date fair value of restricted stock units with respect to shares of our Class A common stock, which were granted to her when she became a member of our Board in 2016, determined in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The underlying valuation assumptions are discussed in Note 13 to our consolidated financial statements for the year ended December 31, 2016, included in our Annual Report on Form 10-K for the year ended December 31, 2016. As of December 31, 2016, Dr. Spinelli held 23,848 unvested Holdings Units and Mr. Berg held 5,440 and Ms. Rathke held 2,447 unvested restricted stock units
(2)	Mr. Grondahl resigned from the Board effective February 1, 2017. Mr. Grondahl did not receive any compensation from the Company for his service as a director during 2016.
(3)	Messrs. Esserman, Layman, LeComte and Wong are all affiliated with TSG and do not receive compensation for their service on our Board.

In connection with our IPO, our Board adopted a non-employee director compensation program. Under this program, each member of our Board who is not an employee and who is not affiliated with TSG is eligible to receive an annual cash retainer payment of $50,000 and an annual grant of restricted stock units with a grant date fair market value of $50,000. The annual grant of restricted stock units generally vests in full on the first anniversary of the date of grant, subject to the director’s continued service as a member of our Board through the vesting date. In addition, under this program, eligible directors receive the following additional cash retainers on an annual basis for service as the chairperson of the committees of our Board: audit committee chairperson—$15,000; compensation committee chairperson—$12,000; and nominating and corporate governance committee chairperson—$10,000. As a co-founder, Mr. Grondahl was not eligible to receive compensation under this program. Pursuant to our non-employee director compensation program, Dr. Spinelli had not been eligible to receive an annual grant of restricted stock units prior to the Annual Meeting and will be eligible to receive a grant at the Annual Meeting. In connection with his becoming a member of our Board in 2015, Mr. Berg received a grant of 8,160 restricted stock units. These restricted stock units vest in equal installments on each of September 17, 2016, 2017 and 2018, subject to his continued service as a member of the Board. In connection with her becoming a member of our Board, Ms. Rathke received a grant of 2,447 restricted stock units. These restricted stock units vest on August 4, 2017, subject to her continued service as a member of the Board.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above section titled “Executive Compensation” with management. Based on such review and discussion, the compensation committee has recommended to the Board that the section titled “Executive Compensation” be included in this Proxy Statement.

Respectfully submitted, THE COMPENSATION COMMITTEE Pierre LeComte, Chairman David Berg Michael Layman

EXECUTIVE OFFICERS

Below is a list of the names, ages, positions and a brief account of the business experience of the individuals who serve as our executive officers as of March 30, 2017.

Name	Age	Position
Chris Rondeau	44	Chief Executive Officer and Director
Dorvin Lively	58	Chief Financial Officer
Richard Moore	46	Chief Administrative Officer and General Counsel

Chris Rondeau has served as our Chief Executive Officer since January 2013. He previously served as our Chief Operating Officer since 2003. Mr. Rondeau joined Planet Fitness in 1993, one year after our original founders, Michael and Marc Grondahl, started the Company in 1992. Throughout the years, he has played a critical role working side by side with them to develop and refine the unique, low-cost/high-value business model and lean operating system that we believe revolutionized both the fitness and franchising industry.

Dorvin Lively has served as our Chief Financial Officer since July 2013. Mr. Lively, a 30-year veteran of corporate finance for various retail and consumer-products companies, leads our finance, treasury and financial planning functions as well as strategic and long-term planning. Prior to joining Planet Fitness, from August 2011 to July 2013, Mr. Lively served as Executive Vice President, Chief Financial Officer, interim Chief Executive Officer and Chief Administrative Officer for RadioShack Corporation. In these positions, Mr. Lively led the company’s finance, treasury, financial planning, investor relations, supply chain and dealer franchise functions. Prior to RadioShack, Mr. Lively served as Chief Financial Officer at Ace Hardware Corp. His experience also includes previous positions at Maidenform Brands, Toys R Us, The Reader’s Digest Association and Pepsi-Cola International. Mr. Lively is a Certified Public Accountant (Inactive) and received his Bachelor’s Degree from the University of Arkansas.

Richard Moore has served as our Chief Administrative Officer and General Counsel since early 2013, after serving as our General Counsel beginning in 2012. Previously, Mr. Moore spent five years at Ropes & Gray LLP, focusing on private equity transactions, private investment fund formation, public offerings and public company portfolio management. He also successfully led Planet Fitness through the sale to TSG in November 2012. In his role as Chief Administrative Officer, Mr. Moore is responsible for assisting the Chief Executive Officer in building out our leadership and management team and is responsible for managing the Planet Fitness World Headquarters, with a focus on creating an infrastructure to support our continued growth and expansion. Mr. Moore received his Bachelor’s Degree from Duke University and his J.D. from Northeastern University School of Law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership

The following table sets forth information with respect to the beneficial ownership of our Class A common stock or Class B common stock for (a) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Class A common stock and Class B common stock, as applicable, (b) each member of our Board, (c) each of our named executive officers, and (d) all of our directors and executive officers as a group. For our directors and officers, the information is as of March 15, 2017. For other stockholders who beneficially own more than 5% of our outstanding shares of Class A common stock or Class B common stock, the shares owned are as of the dates provided in the most recent filings made by such stockholder with the SEC.

Beneficial ownership is determined in accordance with SEC rules. The information is not necessarily indicative of beneficial ownership for any other purpose. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. To our knowledge, except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A common stock and Class B common stock beneficially owned by that person.

In connection with the recapitalization transactions as part of our IPO, we issued to the owners of Holdings Units other than Planet Fitness, Inc. (the “Continuing LLC Owners”) one share of our Class B common stock for each Holdings Unit that they held. Each Continuing LLC Owner has the right to exchange their Holdings Units, along with a corresponding number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one basis. See “Certain Relationships and Related Party Transactions.”

The percentage of shares beneficially owned is computed on the basis of 72,432,901 shares of our Class A common stock outstanding, and 26,065,822 shares of our Class B common stock outstanding as of March 15, 2017. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Planet Fitness, Inc., 26 Fox Run Road, Newington, New Hampshire 03801.

	Class A common stock beneficially owned (1)
Name of beneficial owner	Number	Percentage
5% Stockholders
TSG Funds (2)	16,085,510	19.3%
AllianceBernstein L.P. (3)	5,355,041	7.4%
Marc Grondahl (4)	4,367,695	5.7%

Directors and Named Executive Officers
Chris Rondeau (5)	8,028,310	10.0%
Dorvin Lively (6)	754,469	1.0%
Richard L. Moore (7)	584,717	*
Charles Esserman (8)	—	*
Michael Layman (8)	—	*
Pierre LeComte (8)	—	*
Edward Wong (8)	—	*
Stephen Spinelli, Jr. (9)	100,204	*
David Berg	2,720	*
Frances Rathke	—	*
All executive officers and directors as a group (10 persons) (10)	9,470,420	11.6%

	Class B common stock beneficially owned (1)
Name of beneficial owner	Number	Percentage
5% Stockholders
TSG Funds (2)	10,869,819	41.7%
Marc Grondahl (4)	4,367,695	16.8%

Directors and Named Executive Officers
Chris Rondeau (5)	8,028,310	30.8%
Dorvin Lively (6)	1,205,013	4.6%
Richard L. Moore (7)	743,711	2.9%
Charles Esserman (8)	—	*
Michael Layman (8)	—	*
Pierre LeComte (8)	—	*
Edward Wong (8)	—	*
Stephen Spinelli, Jr. (9)	124,052	*
David Berg	—	*
Frances Rathke	—	*
All executive officers and directors as a group (10 persons) (10)	10,101,086	38.8%

*	Less than one percent
(1)

Subject to the terms of the exchange agreement, the Holdings Units held by Continuing LLC Owners are exchangeable for shares of our Class A common stock on a one-for-one basis. See “Certain Relationships and Related Party Transactions—Recapitalization transactions in connection with our IPO—Exchange agreement.” In these tables, beneficial ownership of Holdings Units has been reflected as beneficial ownership of shares of our Class A common stock for which such Holdings Units may be exchanged. When a Holdings Unit is exchanged by a Continuing LLC Owner who holds shares of Class B common stock, a corresponding share of Class B common stock will be cancelled. Accordingly, in the first table above, the percentages of Class A common stock provided also reflect combined voting power for each respective beneficial owner.
(2)	Based on a Form 4 filed by TSG6 Management L.L.C. with the SEC on March 16, 2017. Shares of Class A common stock shown as beneficially owned by the TSG Funds include: (a) 2,471,391 shares of Class A common stock held by TSG6 AIV II-A L.P. (“AIV II-A”), a Delaware limited partnership whose general partner is TSG6 Management L.L.C. (“TSG6 Management”), a Delaware limited liability company; (b) 2,744,300 shares of Class A common stock held by TSG6 PF Co-Investors A L.P. (“Co-Investors A”), a Delaware limited partnership whose general partner is TSG6 Management; (c) 9,370,304 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by TSG PF Investment L.L.C. (“Investment”), a Delaware limited liability company whose managing member is TSG6 AIV II L.P., whose general partner is TSG6 Management; and (d) 1,499,515 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by TSG PF Investment II L.L.C. (“Investment II” and, together with AIV II-A, Co-Investors A and Investment, the “TSG Funds”), a Delaware limited liability company whose managing member is TSG6 AIV II L.P., whose general partner is TSG6 Management. By virtue of the relationships described in this footnote, TSG6 Management may be deemed to share beneficial ownership of the securities held by the TSG Funds. Each of the TSG Funds has an address c/o TSG Consumer Partners, LLC, 600 Montgomery Street, Suite 2900, San Francisco, California 94111.
(3)	Based on a Schedule 13G filed by AllianceBernstein L.P. with the SEC on February 14, 2017.
(4)	Based on a Schedule 13G filed by Mr. Grondahl on February 13, 2017. Includes 4,367,695 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Mr. Grondahl.
(5)	Includes 8,028,310 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Mr. Rondeau.
(6)	Reflects 1,205,013 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Mr. Lively, 754,469 of which have vested or will vest within 60 days.
(7)	Reflects 743,711 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Mr. Moore, 584,717 of which have vested or will vest within 60 days.
(8)	Does not include shares of Class A common stock beneficially owned by the TSG Funds. Mr. Esserman is Chief Executive Officer of TSG, Mr. Layman is a Managing Director of TSG, Mr. LeComte is a Managing Director of TSG and Edward Wong is a Senior Vice President of TSG. The address of each of Messrs. Esserman, Layman, LeComte and Wong is c/o TSG Consumer Partners, LLC, 600 Montgomery Street, Suite 2900, San Francisco, California 94111.
(9)	Reflects 124,052 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Dr. Spinelli, 100,204 of which have vested or will vest within 60 days.
(10)	Reflects 10,101,086 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by our current directors and executive officers as a group, 9,470,420 of which have vested or will vest within 60 days.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2016:

Name	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, Rights and Restricted Shares (2)	Number of Securities Remaining Available For Future Issuance Under Equity Plans (excluding securities related in column (a))
Equity compensation plans approved by security holders (1)	412,357	$17.49	7,481,127
Equity compensation plans not approved by security holders	—	—	—

Total	412,357	$17.49	7,481,127

(1)	Total reflects outstanding stock options and restricted stock units granted pursuant to the 2015 Omnibus Incentive Plan as of December 31, 2016.
(2)	Outstanding restricted stock units have no exercise price and are therefore excluded from the weighted average exercise price calculation. Had the outstanding restricted stock units been included in the calculation of the weighted average exercise price, the price would have been $17.16.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors, executive officers, and greater than 10% stockholders file reports with the SEC relating to their initial beneficial ownership of our securities and any subsequent changes. These reports are commonly referred to as Form 3, Form 4 and Form 5 reports. They must also provide us with copies of the reports.

Based solely on a review of the copies of such forms in our possession, and on written representations from reporting persons, we believe that all of these reporting persons complied with their filing requirements for the year ended December 31, 2016.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Franchisee relationships

Denis Rondeau, father of Chris Rondeau, our Chief Executive Officer and a member of our Board, was also a Planet Fitness franchisee. Mr. Rondeau, through his ownership interest in Freedom Fitness, LLC, entered into an ADA with us dated December 10, 2009, under which he opened eight stores as of December 31, 2016, for each of which he entered into a franchise agreement. In March 2017, Mr. Rondeau sold, to a third party current franchisee, all eight stores and his territorial rights and obligations to open four additional stores over the next two years. In 2016, Mr. Rondeau paid royalties and fees to us, which totaled approximately $396,000 and purchased fitness equipment for five of his Planet Fitness stores, each as required by the terms of his franchise agreements. Mr. Rondeau’s equipment purchases totaled approximately $158,000 in 2016. The terms of Mr. Rondeau’s ADA and franchise agreements were commensurate with other franchise agreements executed during the same time period.

Marc Grondahl was a member of our Board until February 1, 2017. Through his ownership interest in MG ADA Two Investor LLC, he entered into an ADA with us dated December 21, 2015 under which the developer is obligated to open ten Planet Fitness stores and for which ADA fees were paid to us totalling $100,000. One store has been opened under this ADA as of December 31, 2016. The terms of Mr. Grondahl’s ADA and franchise agreements are commensurate with other franchise agreements executed under the same circumstances.

In addition, Chris Rondeau and Marc Grondahl are owners of PFP Direct Loan LLC and PF Principals, LLC, which directly and indirectly have provided financing to a limited number of qualified Planet Fitness franchisees to fund leasehold improvements and other related expenses, as one of several financing providers available to franchisees. Our Company does not participate in these transactions.

Leases

On June 23, 2008, we entered into a lease agreement with MMC Fox Run, LLC for our headquarters in Newington, New Hampshire. The lease agreement was amended on November 1, 2011 and again on November 8, 2012. On November 8, 2013, we entered into a new office lease. MMC Fox Run, LLC is currently owned by Chris Rondeau and Marc Grondahl. Pursuant to the office lease, the initial lease term is for ten years, with two five-year renewal options. In 2016, we paid an aggregate of approximately $406,000 in rent to MMC Fox Run, LLC. On October 18, 2016, we executed a lease for our new corporate headquarters at 4 Liberty Lane West, Hampton, New Hampshire, for an initial term of 15 years with one five-year renewal option, exercisable in our discretion. We anticipate moving into our new corporate headquarters prior to July 2017. We have the right to sublease our current corporate headquarters and are marketing the property actively. In the event we do not agree to a sublease, we will have to negotiate a buyout with our current landlord for the remaining term of our lease.

On March 1, 2010, we entered into a lease agreement with Matthew Michael Realty, LLC for a corporate-owned store in Dover, New Hampshire. Matthew Michael Realty, LLC is currently owned by Mr. Michael Grondahl, an original co-founder of Planet Fitness and brother of Marc Grondahl. Pursuant to the lease agreement, the initial lease term is for approximately fourteen years and expires on April 20, 2024. In 2016, we paid an aggregate of approximately $466,000 in rent to Matthew Michael Realty, LLC.

On June 3, 2008, we entered into a lease agreement with PF Melville Realty Co., LLC for our corporate-owned store in Melville, New York. PF Melville Realty Co., LLC is currently owned by Michael Grondahl. The initial lease term is for fifteen years. In 2016, we paid an aggregate of approximately $600,000 in rent to PF Melville Realty Co., LLC.

For some or all of the periods presented in the consolidated financial statements included in this Proxy Statement, the results of operations of Matthew Michael Realty, LLC and PF Melville Realty Co., LLC are included in our consolidated financial statements.

For further information, see Notes 2(a) and 3 to our consolidated financial statements filed with our 2016 Annual Report on Form 10-K.

Recapitalization Transactions in Connection with our IPO

These summaries do not purport to be complete descriptions of all of the provisions of the documents relating to the recapitalization transactions, and they are qualified in their entirety by reference to the complete text of agreements which have been filed with the SEC. For information on how to obtain copies of these agreements or other exhibits, see the section entitled “Item 1, Business—Available information” in our 2016 Annual Report on Form 10-K.

Exchange agreement

In connection with our IPO, we and the Continuing LLC Owners entered into an exchange agreement under which they (or certain permitted transferees) have the right, from time to time and subject to the terms of the exchange agreement, to exchange their Holdings Units, together with a corresponding number of shares of Class B common stock, for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions. At our election, acting by a majority of the disinterested members of our Board pursuant to the exchange agreement, we may elect to redeem the Holdings Units for cash when tendered for exchange. We may not elect to pay cash if a registration statement under the Securities Act is available for the issuance in connection with the exchange or the subsequent resale. The exchange agreement also provides that a Continuing LLC Owner will not have the right to exchange Holdings Units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements with us to which the Continuing LLC Owner may be subject. As a Continuing LLC Owner exchanges Holdings Units for shares of Class A common stock, the number of Holdings Units held by Planet Fitness, Inc. is correspondingly increased as it acquires the exchanged Holdings Units, and a corresponding number of shares of Class B common stock are cancelled. The parties to the Exchange Agreement amended the agreement on August 30, 2016, to, among other things, permit management Holdings Unit-holders to exchange such Holdings Units at any time, from time to time, in accordance with applicable law, contractual obligations and Company policies.

Tax receivable agreements

Future and certain past exchanges of Holdings Units for shares of our Class A common stock (or cash) are expected to produce and have produced favorable tax attributes for us. We are a party to two tax receivable agreements. Under the first of those agreements, we are generally required to pay to certain existing and previous equity owners of Pla-Fit Holdings, LLC (the “TRA Holders”) 85% of the applicable cash savings, if any, in U.S. federal and state income tax that we are deemed to realize as a result of certain tax attributes of their Holdings Units sold to us (or exchanged in a taxable sale) and that are created as a result of (i) the sales of their Holdings Units for shares of our Class A common stock and (ii) tax benefits attributable to payments made under the tax receivable agreement (including imputed interest). Under the second tax receivable agreement, we are generally required to pay to TSG AIV II-A L.P and TSG PF Co-Investors A L.P. (the “Direct TSG Investors”) 85% of the amount of cash savings, if any, that we are deemed to realize as a result of the tax attributes of the Holdings Units that we hold in respect of the Direct TSG Investors’ interest in us, which resulted from the Direct TSG Investors’ purchase of interests in our 2012 acquisition (the “2012 Acquisition”) by investment funds affiliated with TSG, and certain other tax benefits. Under both agreements, we generally retain the benefit of the remaining 15% of the applicable tax savings.

The payment obligations under the tax receivable agreements are obligations of Planet Fitness, Inc., and we expect that the payments we will be required to make under the tax receivable agreements will be substantial. Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreements, we expect that the reduction in tax payments for us associated with all past and future exchanges and sales of Holdings Units as described above would aggregate to approximately $994.0 million over the remaining term of the tax receivable agreements based on a price of $20.10 per share of our Class A common stock (the closing price per share of our Class A common stock on the New York Stock Exchange (“NYSE”) on December 30, 2016) and assuming all future sales had occurred on such date. Under such scenario, we would be required to pay the other parties to the tax receivable agreements 85% of such amount, or $844.9 million, over the applicable period under the tax receivable agreements. The actual amounts may materially differ from these hypothetical amounts, as potential future reductions in tax payments for us, and tax receivable agreement payments by us, will be calculated using the market value of our Class A common stock at the time of the sale and the prevailing tax rates applicable to us over the life of the tax receivable agreements and will be dependent on us generating sufficient future taxable income to realize the benefit. Payments under the tax receivable agreements are not conditioned on the TRA Holders’ ownership of our shares.

The actual increase in tax basis, as well as the amount and timing of any payments under these agreements, will vary depending upon a number of factors, including the timing of sales by the TRA Holders, the price of our Class A common stock at the time of the sales, whether such sales are taxable, the amount and timing of the taxable income we generate in the future, the tax rate then applicable and the portion of our payments under the tax receivable agreements constituting imputed interest. Payments under the tax receivable agreements are expected to give rise to certain additional tax benefits attributable to either further increases in basis or in the form of deductions for imputed interest (generally calculated using one-year LIBOR), depending on the tax receivable agreements and the circumstances. Any such benefits are covered by the tax receivable agreements and will increase the amounts due thereunder. The tax receivable agreements provide for interest, at a rate equal to one-year LIBOR, accrued from the due date (without extensions) of the corresponding tax return to the date of payment specified by the tax receivable agreements. In addition, under certain circumstances where we are unable to make timely payments under the tax receivable agreements, the tax receivable agreements provide for interest to accrue on unpaid payments, at a rate equal to one-year LIBOR plus 500 basis points.

Payments under the tax receivable agreements will be based on the tax reporting positions that we determine. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase or other tax attributes subject to the tax receivable agreements, we will not be reimbursed for any payments previously made under the tax receivable agreements if such basis increases or other benefits are subsequently disallowed. As a result, in certain circumstances, payments could be made under the tax receivable agreements in excess of the benefits that we are deemed to realize in respect of the attributes to which the tax receivable agreements relate.

The tax receivable agreements provide that (i) in the event that we materially breach such tax receivable agreements, (ii) if, at any time, we elect an early termination of the tax receivable agreements, or (iii) upon certain mergers, asset sales, other forms of business combinations or other changes of control, our (or our successor’s) obligations under the tax receivable agreements (with respect to all Holdings Units, whether or not they have been sold before or after such transaction) would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the tax receivable agreements.

As a result of the foregoing, (i) we could be required to make payments under the tax receivable agreements that are greater than or less than the specified percentage of the actual tax savings we realize in respect of the tax attributes subject to the agreements and (ii) we may be required to make an immediate lump sum payment equal to the present value of the anticipated tax savings, which payment may be made years in advance of the actual realization of such future benefits, if any such benefits are ever realized. In these situations, our obligations under the tax receivable agreements could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance that we will be able to finance our obligations under the tax receivable agreements in a manner that does not adversely affect our working capital and growth requirements. For example, if we had elected to terminate the tax receivable agreements as of December 31, 2016, based on a share price of $20.10 per share of our Class A common stock (based on the closing price of our Class A common stock on the NYSE as of December 30, 2016) and a discount rate equal to 2.69%, we estimate that we would have been required to pay $655.2 million in the aggregate under the tax receivable agreements.

Funds used by Pla-Fit Holdings to satisfy its tax distribution obligations will not be available for reinvestment in our business. Moreover, the tax distributions that Pla-Fit Holdings will be required to make may be substantial and will likely exceed (as a percentage of Pla-Fit Holdings’ net income) the overall effective tax rate applicable to a similarly situated corporate taxpayer.

As a result of potential differences in the amount of net taxable income allocable to us and to the Continuing LLC Owners, as well as the use of an assumed tax rate in calculating Pla-Fit Holdings’ distribution obligations, we may receive distributions significantly in excess of our tax liabilities and obligations to make payments under the tax receivable agreements. To the extent, as currently expected, we do not distribute such cash balances as dividends on our Class A common stock and instead, for example, hold such cash balances or lend them to Pla-Fit Holdings, the Continuing LLC Owners would benefit from any value attributable to such accumulated cash balances as a result of their ownership of Class A common stock following an exchange of their Holdings Units.

If the IRS or a state or local taxing authority challenges the tax basis adjustments and/or deductions that give rise to payments under the tax receivable agreements and the tax basis adjustments and/or deductions are subsequently disallowed, the recipients of payments under the agreements will not reimburse us for any payments we previously made to them. Any such disallowance would be taken into account in determining future payments under the tax receivable agreements and would, therefore, reduce the amount of any such future payments. Nevertheless, if the claimed tax benefits from the tax basis adjustments and/or deductions are disallowed, our payments under the tax receivable agreements could exceed our actual tax savings, and we may not be able to recoup payments under the tax receivable agreements that were calculated on the assumption that the disallowed tax savings were available.

Pla-Fit Holdings amended and restated limited liability company agreement

In connection with the recapitalization transactions related to our IPO, the limited liability company agreement of Pla-Fit Holdings was amended and restated (the “New LLC Agreement”). As a result of the recapitalization transactions and our IPO, we hold Holdings Units in Pla-Fit Holdings indirectly through wholly owned subsidiaries and are the sole managing member of Pla-Fit Holdings. Accordingly, we operate and control all of the business and affairs of Pla-Fit Holdings and, through Pla-Fit Holdings and its operating subsidiaries, conduct our business. Our principal asset is our ownership of Holdings Units in Pla-Fit Holdings. As such, we have no independent means of generating revenue. Pla-Fit Holdings is treated as a partnership for U.S. federal income tax purposes and, as such, is generally not subject to U.S. federal income tax. Instead, taxable income is allocated to holders of its Holdings Units, including us. Accordingly, we incur income taxes on our allocable share of any taxable income of Pla-Fit Holdings, and also incur expenses related to our operations.

Pursuant to the New LLC Agreement, as managing member, Planet Fitness, Inc. has the right to determine when distributions will be made by Pla-Fit Holdings to holders of Holdings Units and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the holder of Holdings Units (including Planet Fitness, Inc. and its subsidiaries) pro rata in accordance with the percentages of their respective Holdings Units.

The holders of Holdings Units, including Planet Fitness, Inc. and its subsidiaries, will incur U.S. federal, state and local income taxes on their allocable share (determined under relevant tax rules) of any taxable income of Pla-Fit Holdings. Net profits and net losses of Pla-Fit Holdings will generally be allocated to holders of Holdings Units (including Planet Fitness, Inc.) pro rata in accordance with the percentages of their respective Holdings Units, except to the extent certain rules provide for disproportionate allocations or are otherwise required under applicable tax law.

The New LLC Agreement provides that Pla-Fit Holdings will make cash distributions, which we refer to as “tax distributions,” to the holders of Holdings Units. Generally, these tax distributions will be computed based on the net taxable income of Pla-Fit Holdings allocable to the holders of Holdings Units multiplied by an assumed, combined tax rate equal to the maximum rate applicable to an individual or corporate resident in San Francisco, California (taking into account, among other things, the deductibility of certain expenses and certain adjustments relating to the calculation of state taxes). For purposes of determining the taxable income of Pla-Fit Holdings, such determination will be made by generally disregarding any adjustment to the taxable income of any member of Pla-Fit Holdings that arises under the tax basis adjustment rules of the Code, and is attributable to the acquisition by such member of an interest in Pla-Fit Holdings in future exchange or sale transactions. We expect Pla-Fit Holdings may make tax distributions periodically to the extent permitted by our agreements governing our indebtedness and necessary to enable us to cover our operating expenses and other obligations, including our tax liability and obligations under the tax receivable agreements, as well as to make dividend payments, if any, to the holders of our Class A common stock.

The New LLC Agreement also provides that substantially all expenses incurred by or attributable to Planet Fitness, Inc. (such as expenses incurred in connection with our IPO) will be borne or reimbursed by Pla-Fit Holdings, but Pla-Fit Holdings will not bear the cost of our income tax expenses, obligations incurred by us under the tax receivable agreements or payments on indebtedness incurred by us other than to pay operating expenses that otherwise would be borne by Pla-Fit Holdings.

We have caused Pla-Fit Holdings to make distributions in an amount sufficient to allow us to pay our taxes and operating expenses, including ordinary course payments due under the tax receivable agreements. However, its ability to make such distributions in the future will be subject to various limitations and restrictions, including contractual restrictions under our senior secured credit facility. If, as a consequence of these various limitations and restrictions, we do not have sufficient funds to pay tax or other liabilities or to fund our operations (including as a result of an acceleration of our obligations under the tax receivable agreements), we may have to borrow funds and thus our liquidity and financial condition could be materially and adversely affected. To the extent that we are unable to make payments under the tax receivable agreements for any reason, such payments will be deferred and will accrue interest at a rate equal to one-year LIBOR plus 500 basis points until paid.

Stockholders agreement

In connection with our IPO, we entered into a stockholders agreement with investment funds affiliated with TSG. Pursuant to the stockholders agreement, we are required to take all necessary action to cause the Board and its committees to include individuals designated by TSG and to include such individuals in the slate of nominees recommended by the Board for election by our stockholders. These nomination rights are described under “Corporate Governance—Board Composition and Director Independence”. The stockholders agreement also provides that we will obtain customary director indemnity insurance and enter into indemnification agreements with TSG’s director designees, and we have entered into indemnification agreements with each of our directors generally providing for indemnification in connection with their service to us or on our behalf.

Registration agreements

In connection with the recapitalization transactions related to our IPO, we entered into a registration rights agreement with all of the Continuing LLC Owners and Direct TSG Investors, which include the investment funds affiliated with TSG that hold Holdings Units and shares of Class A common stock and certain employees and directors that hold Holdings Units. The registration rights agreement provides TSG with certain demand registration rights, including shelf registration rights, in respect of any shares of our Class A common stock held by it, subject to certain conditions. In addition, in the event that we register additional shares of Class A common stock for sale to the public, we will be required to give notice of such registration to TSG and certain employees and directors party to the agreement of our intention to effect such a registration, and, subject to certain limitations, include shares of Class A common stock held by them in such registration. We will be required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares pursuant to the agreement. The agreement includes customary indemnification provisions in favor of TSG and the employees and directors party to the agreement, any person who is or might be deemed a control person (within the meaning of the Securities Act and the Exchange Act) and related parties against certain losses and liabilities (including reasonable costs of investigation and legal expenses) arising out of or based upon any filing or other disclosure made by us under the securities laws relating to any such registration. The parties to the Registration Rights Agreement amended the agreement on August 30, 2016 to, among other things, provide that we are not obligated to file a registration statement with respect to the exchange of Holdings Units and Class B common stock for Class A common stock.

Indemnification Agreements

Prior to the completion of our IPO, we entered into indemnification agreements with each of our directors. These agreements require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permissible under Delaware law against liabilities that may arise by reason of their service to us or at our direction, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Related Person Transactions Policy

We have adopted a policy with respect to the review, approval and ratification of related person transactions. Under the policy, our audit committee is responsible for reviewing and approving related person transactions. In the course of its review and approval of related person transactions, our audit committee will consider the relevant facts and circumstances to decide whether to approve such transactions, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Related person transactions must be approved or ratified by the audit committee based on full information about the proposed transaction and the related person’s interest.

Control Relationships

As of December 31, 2016 investment funds affiliated with TSG controlled 31.3% of the voting power of our common stock. Following the consummation of a secondary offering on March 14, 2017, those investment funds’ voting power was reduced to 16.3%. As a result, TSG continues to have the ability to strongly influence certain corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the election and removal of directors, amendments to our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. TSG’s interests may not always be aligned with the interests of our other stockholders.

AUDIT COMMITTEE REPORT

The audit committee has reviewed and discussed our 2016 audited financial statements with management.

The audit committee has discussed with our independent auditors the matters required to be discussed by Public Company Accounting Oversight Board AS 1301, Communications with Audit Committees.

The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on these reviews and discussions, the audit committee recommended to the Board that our audited financial statements be included in our annual report on Form 10-K for 2016 for filing with the SEC.

The Audit Committee also has appointed, subject to stockholder ratification, KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2017.

Respectfully submitted, THE AUDIT COMMITTEE Stephen Spinelli, Jr., Chairman Frances Rathke David Berg

ADDITIONAL INFORMATION

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials

Pursuant to SEC Rule 14a-8, some stockholder proposals may be eligible for including in the Company’s proxy statement for the 2018 annual meeting of stockholders. To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by our Secretary at our principal executive offices no later than the close of business on November 30, 2017.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting

Our bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Secretary at Planet Fitness, Inc., 26 Fox Run Road, Newington, New Hampshire 03801. To be timely, the stockholder’s notice must be delivered to or mailed and received by us not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not later than the close of business on the tenth day following the day on which we first provide notice or public disclosure of the date of the Annual Meeting. Assuming the date of our 2018 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2018 annual meeting must notify us no earlier than January 9, 2018 and no later than February 8, 2018. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2018 annual meeting. If you wish to obtain a free copy of our bylaws, please contact Investor Relations at Planet Fitness, Inc., 26 Fox Run Road, Newington, New Hampshire, 03801, or by email at investor@planetfitness.com.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act or the Exchange Act the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” will not be deemed incorporated, unless otherwise specifically provided in such filing.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC, may be obtained by stockholders without charge by written or oral request, or may be accessed on the Internet at www.sec.gov or www.planetfitness.com.

Householding

Only one copy of the Notice is being delivered to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies. The Company will promptly deliver, upon oral or written request, a separate copy of the Notice to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations. Stockholders residing at the same address and currently receiving only one copy of the Notice may contact Investor Relations to request multiple copies of this Proxy Statement in the future. Stockholders residing at the same address and currently receiving multiple copies of the Notice may contact Investor Relations to request that only a single copy of the Notice be mailed in the future. Contact Investor Relations by telephone (203) 682-8200, by mail at Investor Relations, Planet Fitness, Inc., 26 Fox Run Road, Newington, New Hampshire 03801, or by email at investor@planetfitness.com.

Voting by Telephone or the Internet

Provision has been made for you to vote your shares of common stock by telephone or via the Internet. You may also vote your shares by mail. Please see the proxy card or voting instruction form accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.

Votes submitted by telephone or via the Internet must be received by 11:59 p.m. Eastern Time on May 8, 2017. Submitting your vote by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. The Company has been advised that the Internet voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

Other Matters

The Board does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, the people named as proxies will have discretion to vote thereon.

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held on May 09, 2017

PLANET FITNESS, INC.

PLANET FITNESS, INC. 26 FOX RUN ROAD NEWINGTON, NH 03801

Meeting Information
Meeting Type: Annual Meeting
For holders as of: March 15, 2017
Date: May 09, 2017	Time: 2:30 PM EDT
Location: Ropes & Gray LLP
800 Boylston Street
Boston, MA 02199

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote — How to Access the Proxy Materials
Proxy Materials Available to VIEW or RECEIVE:

1. Annual Report 2. Notice & Proxy Statement

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com

*  If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 25, 2017 to facilitate timely delivery.

— How To Vote —
Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.
Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions.
Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

The Board of Directors recommends you vote FOR the following:

1.	Proposal to elect the two director nominees named in the proxy statement as set forth below.

Nominees

01)	Stephen Spinelli, Jr. 02) David Berg

The Board of Directors recommends you vote FOR the following proposal:

2.	Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2017.